UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/10/2009

RETAIL PRO, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23049

Delaware	33-0896617
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3252 Holiday Court
Suite 226
La Jolla, California 92037
(Address of principal executive offices, including zip code)

(858) 550-3355
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement

Retail Pro, Inc. (“Retail Pro” or the “Company”) has been in discussions with its secured lenders Laurus Master Fund, Ltd. (In Liquidation) (“Laurus”)  and Midsummer Investment, Ltd. (“Midsummer” and, collectively with Laurus, the “Existing Lenders”) regarding the Company’s defaults under its existing loan agreements.  As a result of such discussions, as of January 9, 2009, the Company and its subsidiaries Page Digital Incorporated, IP Retail Technologies International, Inc. and Sabica Ventures, Inc. (collectively, the “Sellers”) entered into an Asset Purchase Agreement with the Existing Lenders and an affiliate of Laurus, Valens Offshore SPV II, Corp. (“Valens” and, together with the Existing Lenders, the “Purchasers”) under which the Sellers have agreed, subject to the conditions set forth in such agreement, to sell all or substantially all of their assets used in connection with their business to the Purchasers (or their nominee) in a sale conducted under Bankruptcy Court supervision.  As required by the Bankruptcy Code, the sale of the assets to the Purchasers will be subject to overbidding by any other prospective purchasers.

The assets to be acquired under the Asset Purchase Agreement include the Sellers’ corporate office in La Jolla, California and facilities in Folsom, California and Englewood, Colorado, and is expected to consist of leasehold improvements, tangible personal property, intangible property, leases and contracts, accounts receivable, inventory and business records.  The consideration to be paid for the purchased assets, subject to certain adjustments, is expected to consist of (a) a credit bid by the Purchasers of the aggregate principal, accrued interest, and fees, costs, and other outstanding charges owed by the Company, (b) a cash amount equal to $400,000, (c) the amounts necessary to cure, up to certain limitation, pre-bankruptcy monetary defaults under certain contracts, and (d) assumption of certain liabilities.  The sale of assets is subject to a number of conditions, including Bankruptcy Court approval.  In addition, the Purchasers are entitled to terminate the Asset Purchase Agreement upon the occurrence of certain events or defaults by the Sellers.

Also as part of its discussions with the Purchasers, the Company, as of January 9, 2009, the Sellers entered into a debtor-in-possession financing arrangement (the “DIP Facility”) with Midsummer and Valens (collectively, the “DIP Lenders”) under which the Company may borrow up to $1,643,000 to finance operations during its Chapter 11 proceedings.  Indebtedness incurred under the DIP Facility accrues interest at the fixed annual rate of 14%, matures on the earlier of (a) the closing of the sale of assets or (b) March 27, 2009, and is secured by substantially all of the assets of the Sellers and by a pledge of the capital stock of the Company’s subsidiaries.  The DIP Facility is subject to a number of conditions, including Bankruptcy Court approval.  In addition, the DIP Lenders are entitled to terminate the DIP Facility upon the occurrence of certain events or defaults by the Sellers.

Item 1.03.    Bankruptcy or Receivership

On January 10, 2009, Retail Pro, Inc. (“Retail Pro” or the “Company”) and its wholly owned subsidiaries Page Digital Incorporated, IP Retail Technologies International, Inc. and Sabica Ventures, Inc. filed voluntary Chapter 11 bankruptcy petitions with the United States Bankruptcy Court for the District of Delaware in Wilmington, Delaware.  The proceeding has been assigned case no. 09-10087 (PJW).  The Company plans to seek joint administration of the cases.

The Company will continue its ordinary course of business operations and will operate as a debtor-in-possession within the bankruptcy proceeding.  These bankruptcy filings were necessitated by the Company's inability to secure new equity or debt financing on terms acceptable to the Company's current secured lenders. The Company hopes to use the protections provided by the Chapter 11 process to consummate the transactions contemplated by the Asset Purchase Agreement. The Company believes that the Chapter 11 filing provides it with the best chance of preserving the value of its business assets and maximizing the return to all of the stakeholders of the Company.

Certain statements contained in this document may be deemed to be forward-looking statements under federal securities laws.  The Company intends that all such forward-looking statements be subject to the safe harbor created under such laws.  Such forward-looking statements include, but are not limited to, statements regarding (i) the continuation of the Company’s business operations; (ii) the continuation of the Company’s status as a debtor in possession; and (iii) the Company’s plans to use a Chapter 11 bankruptcy to sell its business.  The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein.  Such factors include, but not are not limited to, (a) the willingness of the Company’s secured lenders to continue to fund its operations; (b) the Company’s ability to remain in place as debtor in possession; (c) the Company’s ability to successfully complete the bankruptcy sale process and resolve claims with creditors; (d) other risks of Chapter 11 bankruptcy proceedings; and (e) as detailed in the Company’s SEC reports.

  Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL PRO, INC.

Date: January 12, 2009	By:	/s/ Donald S. Radcliffe
Donald S. Radcliffe
President and Chief Executive Officer